INDEPENDENT AUDITORS' CONSENT


The Board of Directors
AMBAC Indemnity Corporation:


     We consent to the incorporation by reference in the registration statement (No. 33-89200) on Form S-3 of The Money Store Inc. and Trans-World Insurance Company (d/b/a Educaid) of our report dated January 31, 1996, with respect to the consolidated balance sheets of AMBAC Indemnity Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K/A of AMBAC INC dated March 15, 1996, and to the reference to our firm under the heading "Experts" in the Prospectus of The Money Store Inc. and Trans-World Insurance Company (d/b/a Educaid) dated December 26, 1996.

     Our report refers to accounting changes adopted by AMBAC Indemnity Corporation in 1993, which include the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," No. 115, "Accounting for Certain Investments in Debt and Equity Securities," No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pension," and No. 112, "Employers' Accounting for Postemployment Benefits."


New York, New York
December 26, 1996




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